UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2005

CADMUS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-12954	54-1274108
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court, Suite 200 Richmond, Virginia	23226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 287-5680

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Revisions to Employee Retention Agreements

On November 27, 2005 the Human Resources and Compensation Committee of the Board of Directors of Cadmus Communications Corporation (the “Company”) adopted and approved revising the employee retention agreements for certain executive officers of the Company. The revisions to the employee retention agreements are intended to bring the Company’s employee retention agreements into compliance with Section 409A of the Internal Revenue Code, to reduce the overall cost of the Company’s employee retention agreements, to limit the Company’s ability to unilaterally terminate or modify the employee retention agreements in certain circumstances and to clarify other provisions contained in the Company’s employee retention agreements. Each of the revised employee retention agreements was entered into on December 13, 2005. These revised agreements contain change of control and severance provisions and replace the earlier agreements executed by each officer.

The Company entered into a revised employee retention agreement with Bruce V. Thomas, President and Chief Executive Officer. The revised employee retention agreement (i) adds provisions intended to comply with Section 409A of the Internal Revenue Code, (ii) eliminates Mr. Thomas’ right to a gross up payment with respect to the Company’s FY 2005-2007 Executive Long-Term Incentive Plan awards, (iii) provides that, unless Mr. Thomas can be terminated for cause (as defined in the agreement), no amendment, modification or termination of the agreement can occur within six months before a change in control (as defined in the agreement) without Mr. Thomas’ consent, (iv) clarifies that the definition of “Base Salary” on which his severance pay benefit multiple is based includes the greater of the target annual bonus (exclusive of any long term incentive compensation) for the Company’s (a) fiscal year in which the agreement is executed or (b) fiscal year in which a change of control occurs, and (v) clarifies certain other references to “Base Salary,” bonus and related terms for purposes of benefits payable under the agreement. In all other respects, Mr. Thomas’ revised employee retention agreement contains the same terms and provisions as his previous employee retention agreement dated June 27, 2000.

The Company entered into revised employee retention agreements with (i) Stephen E. Hare, Group President, Cadmus Publisher Services Group, (ii) Lisa S. Licata, Senior Vice President of Human Resources and Corporate Secretary, (iii) Wayne B. Luck, Senior Vice President and Chief Information Officer, and (iv) Paul K. Suijk, Senior Vice President and Chief Financial Officer, respectively. Each of these revised employee retention agreements (i) adds provisions intended to comply with Section 409A of the Internal Revenue Code, (ii) eliminates the executive’s good reason (as defined in the agreement) right to terminate voluntarily during a sixty-day period beginning one year following a change in control (as defined in the agreement) and receive change in control benefits, (iii) eliminates the executive’s right to a gross up payment with respect to the Company’s FY 2005-2007 Executive Long-Term Incentive Plan awards, (iv) provides that, unless the executive can be terminated for cause (as defined in the agreement), no amendment, modification or termination of the agreement can occur within six months before a change in control without the executive’s consent, (v) clarifies that the definition of “Base Salary” on which their severance pay benefit multiple is based includes the greater of the target annual bonus (exclusive of any long term incentive compensation) for the Company’s (a) fiscal year in which the agreement is executed or (b) fiscal year in which a change of control occurs, and (vi) clarifies certain other references to “Base Salary,” bonus and related terms for purposes of benefits payable under the agreement. In all other respects, Mr. Hare’s, Ms. Licata’s, Mr. Luck’s and Mr. Suijk’s revised employee retention agreements contain the same terms and provisions as their previous employee retention agreements dated May 9, 2002, May 9, 2002, June 27, 2000 and January 20, 2003, respectively.

The Company entered into revised employee retention agreements with Gerard P. Lux, Jr., Group President, Cadmus Specialty Packaging Group, and Bruce G. Willis, Vice President of Shared Services and Business Systems, respectively. Each of these revised employee retention agreements (i) adds provisions intended to comply with Section 409A of the Internal Revenue Code, (ii) provides that, unless the executive can be terminated for cause (as defined in the agreement), no amendment, modification or termination of the agreement can occur within six months before a change in control (as defined in the agreement) without the executive’s consent, (iii) clarifies that the definition of “Base Salary” on which their severance pay benefit multiple is based includes the greater of the target annual bonus (exclusive of any long term incentive compensation) for the Company’s (a) fiscal year in which the agreement is executed or (b) fiscal year in which a change of control occurs, and (iv) clarifies certain other references to “Base Salary,” bonus and related terms for purposes of benefits payable under the agreement. In all other respects, Mr. Lux’s and Mr. Willis’ revised employee retention agreements contain the same terms and provisions as their previous employee retention agreements each dated June 27, 2000.

A copy of each of the revised employee retention agreements will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADMUS COMMUNICATIONS CORPORATION
(Registrant)

By:	/s/ Bruce V. Thomas
Bruce V. Thomas
President and Chief Executive Officer

Date: December 16, 2005